Exhibit II
THE IDENTITY OF EACH MEMBER OF THE GROUP.

The general partner for each of the funds below is Resource Financial Institutions Group, Inc.
Compass Island Investment Opportunities Fund A, L.P.
Compass Island Investment Opportunities Fund C, L.P.